Genasys Inc. Reports Preliminary Fiscal Third Quarter 2026 Financial Results and Announces Conference Call for August 13, 2026

SAN DIEGO, CA – July 30, 2026 – Genasys Inc. (NASDAQ: GNSS), the global leader in Protective Communications®, today announced plans to release financial results for its fiscal third quarter ended June 30, 2026, after the market close on Thursday, August 13, 2026. A conference call to discuss the fiscal third quarter financial results will be held at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time.

Preliminary Fiscal Third Quarter 2026 Results

Based on preliminary unaudited results, the Company expects total revenue for the fiscal third quarter to range between $7.0 and $7.5 million. Revenue for the quarter was primarily impacted by two factors. The first was supply chain constraints associated with the Common Remotely Operated Weapon Station (CROWS) II Technical Refresh program. This constraint has since been resolved, and the Company expects the order to be completed in its fiscal fourth quarter. The second was a deliberate pause in execution of the Puerto Rico Dams Early Warning System (EWS) project pending receipt of customer payments. After the end of the fiscal third quarter, the Company began receiving those payments. Accordingly, the Company has remobilized on the island and expects work to accelerate throughout its fiscal fourth quarter. Backlog exiting the quarter was approximately $69 million.

For the fiscal third quarter, gross margins are expected to range from 55% to 58%, and adjusted EBITDA loss is expected to range between ($3.0) and ($3.3) million.

Complete financial results for the fiscal third quarter ended June 30, 2026, will be released after the market close on August 13, 2026. A conference call to discuss the results will follow.

Management Commentary

“Over the course of the past quarter, we successfully navigated a number of headwinds stemming from factors largely outside of our control,” said Richard Danforth, Genasys’ Chief Executive Officer. “Despite these challenges, the underlying fundamentals of our business remain strong, and we continue to expect a record year of revenue and profitability.

“Fiscal third quarter revenue reflects timing rather than demand. Supply chain constraints associated with CROWS have since been resolved, and we expect the associated revenue to be recognized in the fiscal fourth quarter. In Puerto Rico, payments have started coming in. Our people and equipment are already on the island, and if payments keep pace, we're positioned to stay on schedule and complete the work planned for this fiscal year. With the CROWS constraint resolved and payments underway in Puerto Rico, we expect the fiscal fourth quarter to be the strongest in our company's history and our full year expectations remain intact.

“From a working capital standpoint, our recently completed financing provides additional liquidity and flexibility to support execution against our backlog. With this strengthened foundation in place, we are equipped to execute on our large-scale projects, pursue growth opportunities in the pipeline, and close out the fiscal year from a position of strength.”

Conference call details

Date: August 13, 2026

Time: 4:30 p.m. Eastern / 1:30 p.m. Pacific

Toll-Free Dial-In Number: (800) 715-9871 (U.S. Toll-Free)

International Dial-In Number: +1 (646) 307-1963 (U.S. & International Toll)

Webcast: https://app.webinar.net/Yer0OY4owvP

Please dial in 10 minutes prior to the start time and tell the operator you are calling in for the Genasys Fiscal Third Quarter 2026 Financial Results Call. Questions to management may be submitted before the call by emailing them to ir@genasys.com.

A replay of the webcast will be available approximately four hours after the presentation through the Conference Call link on the Events & Presentations page of the Company’s website.

About Genasys Inc.

Genasys Inc. (Nasdaq: GNSS) is the global leader in Protective Communications®, providing the most comprehensive portfolio of preparedness, response, and analytics software and hardware solutions available. The company’s Long Range Acoustic Device® (LRAD®) and Protect Platform, which includes Genasys Protect® and Genasys Evertel®, are designed around one premise: ensuring organizations and public safety agencies are Ready when it matters®. Protecting people and saving lives for over 40 years, Genasys covers more than 155 million people in all 50 states and in over 100 countries worldwide. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed (including with respect to the preliminary revenue, margins, loss and backlog figures; expected receipt of payments and work progress under our Puerto Rico EWS project; expected completion of the CROWS II order; expected execution on large-scale projects, pursuit of growth opportunities; strong fiscal year close; and expectations with respect to the fiscal year ending September 30, 2026) are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation risks relating to continuous delays in receiving payment under, regulatory uncertainties surrounding, or disruptions in governmental support or funding of, the Puerto Rico project, our reliance on a limited number of customers, the likely need for additional capital, actual or perceived failures or breaches of our information and security systems, the effects of continued geopolitical unrest and regional conflicts, including the conflict in Iran and its effect on global oil supply and prices, continued funding of government spending, the timing of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, competition, changes in technology and methods of marketing, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, market acceptance of the Company’s products, shortages in components or price increases that cannot be passed on to customers, inability to fully realize the expected benefits from acquisitions and restructurings or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, difficulties in retaining key employees and customers, changes in the market for microcap stocks regardless of growth and value and various other factors beyond our control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2025. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Relations Contact

Scott Liolios and Clay Liolios
Gateway Group, Inc.
949-574-3860
GNSS@gateway-grp.com